EXHIBIT 1.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the Plan”) is adopted as of the 13th day of October, 2009, by and between Adeona Pharmaceuticals, Inc., a Delaware corporation (“Adeona Delaware”), and Adeona Pharmaceuticals, Inc., a Nevada corporation (“Adeona Nevada”).

WITNESSETH:

WHEREAS, Adeona Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, Adeona Nevada is a corporation duly organized and existing under the laws of the State of Nevada and a wholly owned subsidiary of Adeona Delaware;

WHEREAS, on the date hereof, Adeona Delaware has authority to issue One Hundred Ten Million (110,000,000) shares of capital stock consisting of One Hundred Million (100,000,000) shares of common stock, $.001 par value per share (“Delaware Common Stock”), of which 20,472,855 shares are issued and outstanding, and Ten Million (10,000,000) shares of preferred stock, $.001 par value per share, of which none are issued and outstanding;

WHEREAS, on the date hereof, Adeona Nevada has authority to issue One Hundred Ten Million (110,000,000) shares of capital stock consisting of One Hundred Million (100,000,000) shares of common stock, $.001 par value per share (“Nevada Common Stock”), and Ten Million (10,000,000) shares of preferred stock, $.001 par value per share;

WHEREAS, on the date hereof, Ten (10) shares of Nevada Common Stock are issued and outstanding and are owned by Adeona Delaware;

WHEREAS, the respective boards of directors of Adeona Nevada and Adeona Delaware have determined that, for the purpose of effecting the reincorporation of Adeona Delaware in the State of Nevada, it is advisable and in the best interests of such corporations and their respective shareholders that Adeona Delaware merge with and into Adeona Nevada upon the terms and conditions herein provided (the “Plan”);

WHEREAS, the respective boards of directors of Adeona Nevada and Adeona Delaware have approved the transactions contemplated by this Plan; and

WHEREAS, the respective shareholders of Adeona Nevada and Adeona Delaware have approved this Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Adeona Delaware and Adeona Nevada hereby agree to merge as follows:

1.           Merger. Subject to the terms and conditions hereinafter set forth, Adeona Delaware shall be merged with and into Adeona Nevada, with Adeona Nevada being the surviving corporation in the merger (the “Merger”).  The Merger shall be effective on that date and time (the “Effective Time ”) that is the later of (i) the date and time  that a certificate of merger consistent with the terms of this Plan and Section 252 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of the State of Delaware and (ii) the date and time that articles of merger consistent with the terms of the Plan as required by Section 92A.200 of the Nevada Revised Statutes (the “NRS ”) are filed with the Secretary of the State of Nevada..

2.           Principal Office of Adeona Nevada. The address of the principal office of Adeona Nevada is 3930 Varsity Drive, Ann Arbor, Michigan 48108.

3.           Corporate Documents. The Articles of Incorporation of Adeona Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of Adeona Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.  The Bylaws of Adeona Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Adeona Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4.           Directors and Officers. The directors and officers of Adeona Delaware at the Effective Time shall be and become directors and officers, holding the same titles and positions, of Adeona Nevada at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of Adeona Nevada.

5.           Succession. At the Effective Time, Adeona Nevada shall succeed to Adeona Delaware in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 92A.250 of the NRS.

6.           Further Assurances. From time to time, as and when required by Adeona Nevada or by its successors and assigns, there shall be executed and delivered on behalf of Adeona Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in Adeona Nevada the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of Adeona Delaware, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of Adeona Nevada are fully authorized in the name and on behalf of Adeona Delaware or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7.           Common Stock of Adeona Delaware. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Delaware Common Stock issued and outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of Nevada Common Stock.

8.           Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Delaware Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Nevada Common Stock into which the shares of the Delaware Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Adeona Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Adeona Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Delaware Common Stock evidenced by such outstanding certificate as above provided.

9.           Options; Warrants.  Each option, warrant or other right to purchase shares of Delaware Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase a corresponding number of shares of Nevada Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase Delaware Common Stock.

10.           Common Stock of Adeona Nevada.  At the Effective Time, the previously outstanding Ten shares of Nevada Common Stock registered in the name of Adeona Delaware shall, by reason of the Merger, be reacquired by Adeona Nevada, shall be retired and shall resume the status of authorized and unissued shares of Nevada Common Stock, and no shares of Nevada Common Stock or other securities of Adeona Nevada shall be issued in respect thereof.

11.           Amendment.  The boards of directors of Adeona Delaware and Adeona Nevada may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole shareholder of Adeona Nevada or the stockholders of Adeona Delaware shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Delaware Common Stock, (ii) alter or change any term of the articles of incorporation of Adeona Nevada, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Delaware Common Stock.

12.           Abandonment.  At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either Adeona Delaware or Adeona Nevada or both, notwithstanding approval of this Plan by the sole shareholder of Adeona Nevada or the stockholders of Adeona Nevada, or both.

13.           Rights and Duties of Adeona Nevada. At the Effective Time and for all purposes the separate existence of Adeona Delaware shall cease and shall be merged with and into Adeona Nevada which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Adeona Delaware; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to Adeona Delaware shall continue and be taken and deemed to be transferred to and vested in Adeona Nevada without further act or deed; and the title to any real estate, or any interest therein, vested in Adeona Delaware shall not revert or be in any way impaired by reason of such Merger; and Adeona Nevada shall thenceforth be responsible and liable for all the liabilities and obligations of Adeona Delaware; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Adeona Delaware may be prosecuted as if the Merger had not taken place, or Adeona Nevada may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of Adeona Delaware shall be impaired by the Merger.  If at any time Adeona Nevada shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of Adeona Delaware in Adeona Nevada according to the terms hereof, the officers and directors of Adeona Nevada are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in Adeona Nevada, and otherwise to carry out the purposes of this Plan.

14.           Consent to Service of Process. Adeona Nevada hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Adeona Delaware, as well as for enforcement of any obligation of Adeona Nevada arising from the Merger. Adeona Nevada hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Adeona Nevada any obligation of Adeona Delaware. In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed to the principal office of Adeona Nevada at 3930 Varsity Drive, Ann Arbor, Michigan 48108.

IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Boards of Directors of Adeona Delaware and Adeona Nevada, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

ADEONA PHARMACEUTICALS, INC.
a Delaware corporation

By:/S/ STEVE KANZER
Steve Kanzer, Chairman

ADEONA PHARMACEUTICALS, INC.
a Nevada corporation

By: /S/ STEVE KANZER
Steve Kanzer, Chairman